                                                   EXHIBIT 10.6


           RETIREMENT RESTORATION PLAN OF CONOCO INC.
           ------------------------------------------


SECTION 1.  PURPOSE

A. Retirement Restoration Benefit feature: The purpose of this feature of the Plan is to provide each member of the Title Two of the Pension and Retirement Plan ("Retirement Plan") all benefits otherwise payable in accordance with the terms thereof, but for the limitation on maximum benefits set forth in Section 4(8) of the Retirement Plan.

B. Retirement Restoration Compensation feature: The purpose of this feature of the Plan is to provide each member of the Retirement Plan who is a participant in the Incentive Compensation Plan of Conoco Inc. under which awards were granted on and after January 1, 1981, and the Incentive Compensation Plan of E. I. du Pont de Nemours and Company and such other Incentive Compensation Plan ("ICP Plan") as may from time to time be in effect in substitution therefor and in which members of the Retirement Plan shall participate, all benefits to which the participant would be entitled if compensation, as defined in the Retirement Plan, included the annual awards (or in the case of Members who did not have an Hour of Service under the Retirement Plan on or after August 1, 1994, one-half the annual awards) granted to the member under the ICP Plan then in effect.

C. Retirement Restoration Enhancement feature: The purpose of this feature of the Plan is to provide each member of the Retirement Plan who was not eligible for benefits under the Temporary Retirement/Termination Incentive Program due to salary grade and who is approved for retirement enhancement by the President of Conoco Inc. or his delegee, retirement benefits provided for in the Retirement Plan under the terms of the Temporary Retirement/Termination Incentive Program, but without the limitations on salary grade and election date.


SECTION 2.  ADMINISTRATION

A.  The Plan shall be administered by the Employee Benefit Plans
    Board ("Board") as defined in Section 1(6) of the Retirement
    Plan.

B. The Board shall have the power to interpret the Plan, establish rules for the administration of the Plan, and make all other determinations necessary or desirable for the Plan's administration.

SECTION 2.  ADMINISTRATION

C. The decision of the Board on any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive.


SECTION 3.  ELIGIBILITY FOR BENEFITS AND AMOUNT OF BENEFITS

A. Retirement Restoration Benefit feature: All members of the Retirement Plan who would otherwise be entitled to benefits from the Retirement Plan in accordance with the terms thereof, but for the limitation on maximum benefits set forth in Section 4(8) of the Retirement Plan, shall be paid such benefits under this feature to the extent such benefits exceed the limitation.

B.  Retirement Restoration Compensation feature:

    (1) All members of the Retirement Plan, who are entitled to benefits from the Retirement Plan in accordance with the terms thereof, shall be paid benefits under this feature as follows:

        (a) In an amount equal to the amount of benefits which would have been paid to the members pursuant to
            Section 4 of the Retirement Plan if compensation, as defined in section 1(9)(a), included the annual awards (or in the case of Members who do not have an Hour of Service under the Retirement Plan on or after August 1, 1994, one-half of the annual awards) granted to members on or after January 1, 1981, under the ICP Plan(s). Anything to the contrary notwithstanding, all members of the Retirement Plan who would otherwise be entitled to benefits from this Plan pursuant to the preceding sentence, shall be paid such benefits only to the extent that compensation, as defined in Section 1(9)(a) of the Retirement Plan, does not include the annual awards (or in the case of Members who do not have an Hour of Service under the Retirement Plan on or after August 1, 1994, one-half of the annual awards) granted to members on or after January 1, 1981, under the ICP Plan(s).

        (b) In an amount equal to the amount of benefits which would have been paid to the member pursuant to:

             (i) Section 16 of the Retirement Plan if annual
                 compensation, as defined in Section 16(1)(l) of the Retirement Plan, included the annual awards

            (or in the case of Members who do not have an Hour of Service under the Retirement Plan on or after August 1, 1994, one-half of the annual awards) granted to members on or after January 1, 1981, under the ICP Plan; or

            (ii) Section 20 of the Retirement Plan if basic
                 earnings, as defined in Section 20(1)(b) of the Retirement Plan, included the annual awards (or in the case of Members who do not have an Hour of Service under the Retirement Plan on or after August 1, 1994, one-half of the annual awards) granted to members on or after January 1, 1981, under the ICP Plan.

C. Retirement Restoration Enhancement feature: Each member of the Retirement Plan, who was not eligible for benefits under the Temporary Retirement/Termination Incentive Program due to salary grade and who is approved for Retirement Enhancement by the President of Conoco Inc. or his delegee, shall be paid benefits under this feature that would have been paid pursuant to the Retirement Plan, the Retirement Restoration Benefit feature of this Plan, and the Retirement Restoration Compensation feature of this Plan, enhanced under the terms of the Temporary Retirement/Termination Incentive Program, but without the limitations on salary grade and election date, less any benefit payable under the Retirement Plan, the Retirement Restoration Benefit feature of this Plan, and the Retirement Restoration Compensation feature of this Plan.


SECTION 4.  PAYMENT OF BENEFITS

A. This Plan shall be an unfunded plan, and payments of benefits pursuant to this Plan shall be made from the general assets of Conoco Inc.

B. Benefits paid under this Plan to a participant or designated beneficiary shall be paid in the form of a single life annuity, or in any of the forms detailed in Section 4(3)(a) or 4(3)(b) of the Retirement Plan in an amount actuarially equivalent to such single life annuity. The receipt of benefits may be deferred in accordance with procedures established by the Employee Benefit Plans Board. Elections regarding the form and payment of benefits shall be made independent of any election under the Retirement Plan and in such manner and at such time as the Employee Benefit Plans Board prescribes.

SECTION 4.  PAYMENT OF BENEFITS

C. Benefits payable under this Plan shall begin to be paid within a reasonable time after the amount of a participant's benefits pursuant to this Plan has been established. Notwithstanding the preceding sentence, participants who retire pursuant to Section 4(2)(d) of the Retirement Plan cannot begin to receive the benefits payable under this Plan until the end of the first full calendar month following age 50.


SECTION 5.  BENEFICIARIES

A. Beneficiaries under this Plan shall be named in accordance with procedures established by the Employee Benefit Plans
    Board.

B. Notwithstanding anything to the contrary contained herein or in the Retirement Plan, a participant or beneficiary who is awaiting payment pursuant to a lump sum election may, until death, change the beneficiary designated to receive benefits under this Plan.

C.  In no event shall any change in beneficiary pursuant to
    Section 5(b) affect the amount of benefits payable under this Plan.


SECTION 6.  AMENDMENT, SUSPENSION, TERMINATION

The Board of Directors of Conoco Inc. may, at any time, amend, suspend, or terminate this Plan.

           EMPLOYEE BENEFIT PLANS BOARD OF CONOCO INC.
        RULES FOR THE ELECTION OF PAYMENTS FROM THE PLANS



1. An election of the type of payment the employee wants to receive from the Retirement Restoration Benefit Plan of Conoco Inc., the Retirement Restoration Compensation Plan of Conoco Inc., and/or the Retirement Restoration Enhancement Plan of Conoco Inc. (the Plans) may be made at any time up to 30 days prior to the date of retirement and becomes irrevocable 30 days prior to the date of retirement. Employees who have not made an election 30 days prior to the date of retirement may make an election only with the approval of the Employee Benefit Plans Board. Such election shall be irrevocable.

2. In the event an employee fails to make an election 30 days prior to retirement, such employee shall be deemed to have elected one lump sum payment (without deferral) unless authorized by the Employee Benefit Plans Board to do otherwise in accordance with Rule No. 1 above.

3. If any employee elects lump sum payment, the employee may, up to 30 days before the date of retirement, elect to defer such lump sum and receive it in annual installments (1 to 15) beginning in the month after the effective retirement date or beginning the first day of any January within five years after the effective retirement date. If an employee has elected to defer receipt of a lump sum in accordance with the first sentence of this paragraph, he may, by November 30 preceding delivery of any remaining install-ments, make one final irrevocable election to further defer any undelivered amounts, provided that the total number of annual installments after retirement from all elections does not exceed 15, and all payments are made by the end of the 20th year after retirement.

4. Deferred lump sum amounts paid after the month following retirement will earn interest at a rate corresponding to the average of Moody's AAA ten-year Municipal Bond Rate for the 13 weeks preceding the beginning of each new quarter. The interest will be compounded quarterly and will be deferred. If the rate changes, the new rate will apply to all amounts beginning with the following quarter.

5. Each installment will equal the amount of the remaining lump sum and accumulated interest divided by the number of annual installments remaining (including the payment being determined).

 6. As in the Retirement Plan of Conoco Inc., if an employee elects a joint and survivor annuity, the amount of such annuity shall be actuarially determined based on the ages of the employee and survivor designated under the Plans and the actuarial assumptions included in such Retirement Plan.

 7. All benefit payments shall be made, or begin to be made, no later than the month following the employee's date of retirement (or the month following the employee's fiftieth birthday, if later) unless the employee has elected otherwise in accordance with Rule No. 3 above.

 8. If benefits under the Plan (lump sum, retiree annuity, or survivor annuity) are increased as a result of incentive compensation award(s) granted after retirement, the increase shall be effective the first day of the month following the date of the grant. The payment option elected at retirement shall apply to such additional benefit. In determining the actuarial factor for payment options other than straight life annuity for the additional benefit, the ages of the retiree and designated survivor and the applicable interest rates shall be determined as of the date the increase is effective. If a retiree dies after having retired with a joint and survivor annuity, but prior to the granting of the award, the increased benefit to the survivor shall be determined assuming that the retiree died just after the award was granted.

 9. The primary retirement plan is defined as the qualified retirement plan of which the employee/retiree is/was a member. If the employee/retiree is/was a member of more than one qualified retirement plan of the corporate employer, it shall mean the plan which provides the largest benefit to the retiree or beneficiary(ies).

10. A retiree who has elected a lump sum (or who has made no election) may make or change a beneficiary designation in writing on the current Restoration Plans retirement application form at any time prior to the earlier of death or receipt of the full lump sum distribution. If a retiree who has designated a beneficiary(ies) under this Rule
     No. 10 dies after his date of retirement but prior to full distribution of the lump sum, the balance of the distribution shall be paid in one lump sum to the designated beneficiary(ies) named under the Plans. If the deceased retiree made no beneficiary designation under the Plans, such lump sum shall be paid to the retiree's beneficiary(ies) as named under the primary retirement plan, or, if there is no beneficiary so named under the primary retirement plan, to the retiree's estate.

11. A beneficiary designated pursuant to Rule No. 10 who is entitled to receive a lump sum because a retiree who had elected a lump sum (or made no election) died subsequent to the retiree's date of retirement may make or change a beneficiary designation on the current Restoration Plan retirement application form at any time prior to the earlier of death or receipt of the full lump sum distribution. If a beneficiary who has designated a beneficiary(ies) dies prior to full distribution of the lump sum, the balance of the distribution shall be paid in one lump sum to the beneficiary so designated under this Rule No. 11. If the deceased beneficiary made no beneficiary designation under the Plans, but designated a beneficiary under the primary retirement plan, such lump sum shall be paid to the beneficiary so designated. If the beneficiary designated no beneficiaries under either the Plans or the primary retirement plan, such lump sum shall be paid to the beneficiary's estate.

12. If a married employee who is eligible for preretirement surviving spouse coverage under Title Two of the Pension and Retirement Plan dies, the surviving spouse benefits shall be restored under the Plans in the same manner as the primary retirement benefits, except that the payments shall be converted to a lump sum based on the spouse's age and the actuarial assumptions included in the qualified retirement plan. Such lump sums may not be deferred.

13. For benefit determination purposes under the Plans, it shall be assumed that all employees elect to receive (or begin to receive) payment under the qualified retirement plan at the earliest possible date.

14. In the event of changes in the relevant laws or circumstances, the Employee Benefit Plans Board may, in its sole discretion, accelerate or change the manner of payment of any deferred lump sum benefit from the Restoration
     Plans.